Exhibit 24.1

                                                                January 30, 2001

Tasty Fries, Inc.
650 Sentry Parkway, Ste. 1
Blue Bell, Pennsylvania 19422

Gentlemen:
We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Tasty Fries, Inc. ("Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to 500,000 shares of the Common Stock of the Company, par value $.001 per share to the 5 directors of the Company, 200,000 shares to Louis Kelly and 550,000 shares to L. Eric Whetstone for a total of 1,250,000 shares ("Shares").

As special counsel for the Company, we have examined such corporate records, documents and such question of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being registered pursuant to the Registration Statement, when issued will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                 Cordially,

                                                 Beckman, Millman & Sanders, LLP